Exhibit 99.1

China Jo-Jo Drugstores Enters Shanghai Market

-- Opens First Location on March 6, 2011 --

HANGZHOU, China--(BUSINESS WIRE)--March 7, 2011--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) ("Jo-Jo Drugstores" or the "Company"), which operates retail pharmacies in the People’s Republic of China, today announced the opening of a new store in Shanghai, marking the Company’s entry into one of the wealthiest cities in Southeast China. The Company plans to open additional locations in Shanghai over the long-term.

Mr. Lei Liu, Chairman and CEO of Jo-Jo Drugstores, stated, “We are excited about the opportunity to develop a presence in the Tier I city of Shanghai, which is recognized as an international gateway to China. With Shanghai’s population approaching 20 million and per capita spending among the highest in China, the demographics are compelling. While operating costs are greater in Tier I cities, this will be offset by higher price points, which will allow us to maintain our strong gross profit and operating margin levels. We are confident that our proven operating model, including China Jo-Jo’s unique pharmacy-physician service offerings, will enable us to profitably capture market share.”

The Shanghai store is approximately 3,000 square feet and operating under the name Lydia Drugstore. The store is located at No.64-66, Shangwen Road, Henan South Road, Huangpu District, Shanghai. The City of Hangzhou, where the Company is headquartered and operates most of its other stores, is located 113 miles south of Shanghai.

The Company plans for each Lydia Drugstore to have physicians on-site and intends to apply for medical licenses in Shanghai. The Company anticipates opening at least 10 locations in Shanghai over the long-term to meet the local requirements for a chain drugstore.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. operates a retail pharmacy chain in China offering both western and traditional Chinese medicine, including prescription and over-the-counter drugs, sundries, nutritional supplements and medical devices. China Jo-Jo Drugstores also provides on-site physician consulting. The Company operates through its contractually controlled affiliates Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership, and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. As of March 7, 2011, the Company operated 50 stores throughout Zhejiang Province and 1 store in Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT:
China Jo-Jo Drugstores, Inc.
Bennet Tchaikovsky, 310-622-4515
Chief Financial Officer
bennet@jojodrugstores.com